UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 10, 2010

POWERWAVE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21507	11-2723423
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1801 E. St. Andrew Place
 Santa Ana, CA 92705
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (714) 466-1000

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

Powerwave Technologies, Inc. (the “Company”) has outstanding an aggregate principal amount of $60.0 Million of  1.875% Senior Subordinated Notes due 2024 (“Notes”) pursuant to an Indenture (“Indenture”) between the Company and Deutsche Bank Trust Company Americas.  The Notes are convertible into the Company’s Common Stock at a conversion price of $1.70 per share and accrue interest at an annual rate of 1.875%, which is payable semi-annually on June 15 and December 15 of each year commencing on June 10, 2010. Under the terms of the Indenture, the Company can elect to automatically convert the Notes, in whole or in part at any time prior to maturity, if the closing price of the Company’s Common Stock has exceeded 125% of the conversion price then in effect for at least 20 trading days in any 30-day trading window.

On December 10, 2010, the closing price for the Company’s Common Stock exceeded 125% of the conversion price for the 20th trading day in the 30-day window ending on December 10, 2010 and the Company provided notice to the holders of the Notes that it is electing to convert all $60.0 Million of the Notes into shares of Common Stock on December 30, 2010.  As a result of the conversion, the Company will be issuing 35,294,117 shares of Common Stock and, per the terms of the Indenture, also will be making an additional cash payment to the holders of the Notes equal to the amount of interest payments that would have been payable from the last day on which interest was paid as of December 30, 2010 through November 15, 2011, discounted to the present value of such interest payment using a discount rate equal to the then applicable interest rate of U.S. Treasury bonds with equivalent or nearly equivalent remaining terms from December 30, 2010 to, but excluding, November 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 10, 2010		POWERWAVE TECHNOLOGIES, INC

		By:	/s/ Kevin T. Michaels
Kevin T. Michaels
Chief Financial Officer